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EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT OF

                       THE CERTIFICATE OF INCORPORATION OF

                                 I CRYSTAL, INC.




         It is hereby certified that:

         FIRST. That a meeting of the Board of Directors of I crystal, Inc. (the "Corporation") resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                  "NOW THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

                  FIRST: The name of the Corporation is `iCrystal, Inc.'"

         SECOND. That thereafter, pursuant to a resolution of its Board of Directors, the amendment was submitted for a vote of the stockholders of the Corporation at an Annual Meeting of the Stockholders called upon notice in accordance with Section 222 of the Delaware General Corporation Law (the "DGCL"), and that the necessary number of shares as required by statute voted in favor of the amendment.

         THIRD. That said amendment was adopted in accordance with the provisions of Section 242 of the DGCL.

         FOURTH. That the capital of the Corporation shall not be reduced under or by reason of said amendment.

 Dated:           June 15, 2000



                                                    By:  /S/        Larry Hrabi
                                                         -----------------------
                                                         Larry Hrabi,
                                                         Chief Executive Officer